Exhibit 1.1

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

COMMON STOCK

(par value $0.001 per share)

9.00% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

(par value $0.001 per share)

9.25% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

(par value $0.001 per share)

AMENDMENT NO. [[1]/[2]] TO THE

EQUITY DISTRIBUTION AGREEMENT

November 9, 2026

[•]

[•]

[•]

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated [[May 24, 2024]/[May 13, 2025]/[August 31, 2026]] ([as amended,] the “Agreement”), by and among Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), IIP Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”) and [•] (“Agent”). Terms used herein but not otherwise defined are used herein as defined in the Agreement. The parties, intending to be legally bound, hereby amend the Agreement as follows (this “Amendment”):

1.     The first paragraph of Section 1 of the Agreement is hereby amended and restated as follows:

Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell in the manner contemplated by this Agreement up to that number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), shares of the Company’s 9.00% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and/or shares of the Company’s 9.25% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock,” and together with the Common Stock and Series A Preferred Stock, the “Shares”), having an aggregate offering price of $500,000,000; provided, however, that in no event shall the Company issue or sell to or through Agent or the Forward Seller, as applicable, such number of Shares that would (a) cause the Company not to satisfy the eligibility requirements for use of Form S-3 (including, if and so long as applicable, General Instruction I.B.6. of Form S-3), (b) exceed the number or amount of shares of Common Stock, shares of Series A Preferred Stock or shares of Series B Preferred Stock then available for offer and sale under the currently effective Registration Statement (as defined below) pursuant to which the offering hereunder and under any Terms Agreement (as defined below) is being made or (c) exceed the number of authorized but unissued shares of the Company’s Common Stock, the number of authorized but unissued shares of the Company’s Series A Preferred Stock or the number of authorized but unissued shares of the Company’s Series B Preferred Stock (the lesser of (a), (b) and (c), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that compliance with the limitations set forth in this Section 1 on the Maximum Amount of Shares that may be issued and sold under this Agreement, the Master Forward Confirmation (as defined below) and any related “supplemental confirmation” thereto and any Terms Agreement (as defined below) shall be the sole responsibility of the Company, and that neither Agent, the Forward Seller nor the Forward Purchaser shall have any obligation in connection with such compliance. The Company agrees that whenever it determines to sell Shares directly to Agent, as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in a form to be agreed upon by the Company and Agent relating to such sale in accordance with Section 2(e) of this Agreement (each such transaction being referred to as a “Principal Transaction”). The issuance and sale of Shares to or through Agent and/or Forward Seller will be effected pursuant to the Registration Statement (as defined below) filed by the Company and which became effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) under Rule 462(e) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”).

2.     The definition of “Issuance Shares” in Section 1 of the Agreement is hereby amended and restated as follows:

“Issuance Shares” means all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement. Where the context requires, the term “Issuance Shares” as used herein, shall include the definition of the same under the Alternative Distribution Agreements.

3.     Section 3(e) of the Agreement is hereby amended and restated as follows:

(e)       The Shares may be offered and sold by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including without limitation sales made directly on the Exchange, on any other existing trading market for the Common Stock or to or through a market maker, or subject to the terms of the Placement Notice (as amended by the corresponding Acceptance, if applicable), by any other method permitted by law, including but not limited to, privately negotiated transactions, which may include block trades. Notwithstanding anything to the contrary herein, Agent shall not sell shares of the Series A Preferred Stock or shares of the Series B Preferred Stock at a price higher than the Preferred Stock Maximum Price (as defined below). For purposes hereof, the “Preferred Stock Maximum Price” shall mean (1) with respect to the Series A Preferred Stock, $25.00 per share, plus any accrued and unpaid dividends per share to, but excluding, the date of sale; and (2) with respect to the Series B Preferred Stock, (a) through October 19, 2030, the product of (i) $25.00 plus any accrued and unpaid dividends per share to, but excluding, the date of sale and (ii) the sum of (A) 1.0 and (B) (x) the number of complete years until October 19, 2031 remaining at the date of sale multiplied by (y) 0.0025; and (b) on October 20, 2030 and thereafter, $25.00 plus any accrued and unpaid dividends per share to, but excluding, the date of sale.

4.     Section 6(h) of the Agreement is hereby amended and restated as follows:

(h)       No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the Prospectus and any issuer free writing prospectus except as otherwise stated therein, (i) there has been no material adverse change in or affecting the business affairs, business, earnings, condition (financial or otherwise), results of operations, stockholders’ equity, properties, management or prospects of the Company, the Operating Partnership and its subsidiaries considered as one enterprise (including all of the properties of the Company and its subsidiaries), whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (ii) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to such entities considered as one enterprise or incurred any liability or obligation, direct or contingent, that is material to such entities considered as one enterprise, and (iii) except for regular monthly or quarterly dividends on the Common Stock, Series A Preferred Stock and Series B Preferred Stock, in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company or any of its subsidiaries on any class of the capital stock or other equity interest of such entities.

5.     Section 6(o) of the Agreement is hereby amended and restated as follows:

(o)       Authorization and Description of Shares. The Shares and the shares of Common Stock to be issued in connection with any Forward Contract have been duly authorized for issuance and sale pursuant to this Agreement and, in the case of any Forward, the Forward Contract and, when issued and delivered by the Company pursuant to this Agreement, and, in the case of any Forward, the related Forward Contract, against payment of the consideration set forth herein or therein (which may include net share settlement), will be validly issued, fully paid and non-assessable, will conform to the description thereof contained in the Registration Statement and the Prospectus, will be issued in compliance with federal and state securities laws and will not be issued in violation of any preemptive right, resale right, right of first refusal or similar right. The Common Stock, the Series A Preferred Stock and the Series B Preferred Stock conform in all material respects to all statements relating thereto contained in the Registration Statement, the Prospectus and any issuer free writing prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same. No holder of Common Stock, Series A Preferred Stock or Series B Preferred Stock will be subject to personal liability solely by reason of being such a holder. The Articles Supplementary to the Company’s charter setting forth the terms of each of the Series A Preferred Stock and the Series B Preferred Stock (the “Articles Supplementary”), have been or will be, prior to the date hereof, duly authorized, executed and filed by the Company with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”). If the Shares or the shares of Common Stock to be issued in connection with any Forward Contract are certificated, the certificates to be used to evidence title to the Shares and the shares of Common Stock to be issued in connection with any Forward Contract, will be in substantially the form filed as an exhibit to the Registration Statement.

6.     Section 6(p) of the Agreement is hereby amended and restated as follows:

(p)       Authorization of Common Stock Upon Conversion. The shares issuable upon conversion of each of the Series A Preferred Stock and the Series B Preferred Stock (collectively, the “Conversion Shares”) have been duly authorized and, when issued in accordance with the terms of the respective Articles Supplementary, will be validly issued and fully paid and non-assessable; and the issuance of the Conversion Shares will not be subject to the preemptive, resale rights, rights of first refusal or other similar rights of any securityholder of the Company. The Conversion Shares conform in all material respects to all statements relating thereto contained in the Registration Statement and the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same. No holder of the Conversion Shares will be subject to personal liability by reason of being such a holder. The Company has duly and validly reserved such Conversion Shares for issuance upon conversion of the Series A Preferred Stock or Series B Preferred Stock. If the Conversion Shares are certificated, the certificates to be used to evidence title to the Conversion Shares will be in substantially the form filed as an exhibit to the Registration Statement.

7.     Section 6(s) of the Agreement is hereby amended and restated as follows:

(s)       Absence of Conflicts. The execution, delivery and performance of this Agreement and the Master Forward Confirmation, the execution, delivery and performance of each “Supplemental Confirmation” under the Master Forward Confirmation, and in each case the consummation of the transactions contemplated therein and herein and in the Registration Statement and the Prospectus (including the issuance and sale of the Shares from time to time pursuant to this Agreement or the Alternative Distribution Agreements, the issuance of the shares of Common Stock pursuant to any Forward Contract, and any issuance of the Conversion Shares upon conversion of the Series A Preferred Stock or the Series B Preferred Stock, as applicable, and its use of the net proceeds from the issuance of the Shares and such shares of Common Stock as described in the Prospectus under the caption “Use of Proceeds”) and the compliance by the Company and the Operating Partnership with their respective obligations hereunder have been duly authorized by all necessary corporate or other action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, bylaws or similar organizational documents of the Company or any of its subsidiaries, or, except as disclosed in the Registration Statement, and the Prospectus, any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

8.     Section 6(w) of the Agreement is hereby amended and restated as follows:

(w)      Accuracy of Descriptions. The statements made in the Registration Statement and the Prospectus under the captions “Description of Capital Stock,” “Description of Series A Preferred Stock” and “Description of Series B Preferred Stock” insofar as it purports to constitute a summary of the terms of the Common Stock, the Series A Preferred Stock and Series B Preferred Stock, and under the captions “Risk Factors – Risks Related to Regulation,” “Description of Capital Stock,” “Description of Series A Preferred Stock,” “Description of Series B Preferred Stock,” “Certain Provisions of Maryland Law and our Charter and Bylaws,” “Our Operating Partnership and the Operating Partnership Agreement,” “Material U.S. Federal Income Tax Considerations,” and “ERISA Considerations,” insofar as such statements constitute summaries of the terms of statutes, rules or regulations, legal matters or governmental proceedings or agreements, contracts and other documents, are accurate and fair summaries of the terms of such statutes, rules or regulations, legal matters or governmental proceedings or agreements, contracts and other documents in all material respects. All agreements between the Company or any of its subsidiaries and any other party expressly referenced in the Registration Statement and the Prospectus are legal, valid and binding obligations of the Company or such subsidiary, as applicable, enforceable against the Company or such subsidiaries, as applicable, as appropriate, in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and, with respect to any indemnification provisions contained therein, except as rights under those provisions may be limited by applicable law or policies underlying such law. The Company’s operating policies, investment guidelines and other policies described in the Registration Statement and the Prospectus accurately reflect in all material respects the current intentions of the Company with respect to the operation of its business, and no material deviation from such guidelines or policies is currently contemplated.

9.     Section 6(cc) of the Agreement is hereby amended and restated as follows:

(cc)     Form of Certificate. The form of certificates used to evidence the Series A Preferred Stock and the Series B Preferred Stock comply in all material respects with the applicable statutory requirements, with any applicable requirements of the organizational documents of the Company and the requirements of the Exchange.

10.	Section 6(vv) of the Agreement is hereby amended and restated as follows:

(vv)    Prior Sales of Common Stock, Series A Preferred Stock or Series B Preferred Stock. Except as disclosed in the Registration Statement and the Prospectus, the Company has not sold, issued or distributed any shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock.

11.	Section 7(cc) of the Agreement is hereby amended and restated as follows:

(cc)     Consent to Agent, Forward Seller and Forward Purchaser Purchases. The Company acknowledges and agrees that Agent, the Forward Seller and the Forward Purchaser may, to the extent permitted under the Securities Act and the Exchange Act (including, without limitation, Regulation M promulgated thereunder), purchase and sell shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock for its own account and for the account of its clients while this Agreement is in effect, including, without limitation, at the same time any Placement Notice is in effect or any sales of Shares occur pursuant to this Agreement, any Terms Agreement or the Master Forward Confirmation and any “Supplemental Confirmation” under the Master Forward Confirmation; provided that Agent, Forward Seller and Forward Purchaser acknowledge and agree that, except pursuant to a Terms Agreement, any such transactions are not being, and shall not be deemed to have been, undertaken at the request or direction of, or for the account of, the Company, and that the Company has and shall have no control over any decision by Agent, Forward Seller, Forward Purchaser and their respective affiliates to enter into any such transactions.

12.	Section 7(ff) of the Agreement is hereby amended and restated as follows:

(ff)       Reservation of Conversion Shares. The Company will reserve and keep available at all times the maximum number of Conversion Shares issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock until such time as such Conversion Shares have been issued or the shares of Series A Preferred Stock or Series B Preferred Stock have been redeemed.

13.   Exhibit C-1 of the Agreement is hereby amended and restated in the form attached hereto as Exhibit C-1.

14.   Counterparts. This Amendment may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.   Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect. As amended hereby, the Agreement is ratified and confirmed in all respects.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

Innovative Industrial Properties, Inc.

By:
Name:	David Smith
Title:	Chief Financial Officer and Treasurer

IIP Operating Partnership, LP

By:
Name:	David Smith
Title:	Chief Financial Officer and Treasurer

[Signature Page to Equity Distribution Agreement Amendment No. [[1]/[2]] – [•]]

ACCEPTED as of the date first-above written:

[•], as Agent

By:
Name:
Title:

[Signature Page to Equity Distribution Agreement Amendment No. [[1]/[2]] – [•]]

Exhibit C-1

Form of Opinion and Negative Assurance Letter of Company Counsel